Exhibit 99.1

CSI SIGNS AGREEMENT WITH MICROSOFT

EASLEY, SC – (MARKET WIRE) – December 15, 2009 – CSI Technology Outfitters (OTCBB: CSWI) (Computer Software Innovations, Inc.) announced today an agreement with Microsoft (NASDAQ: “MSFT”)) to include Microsoft Live@edu education services as part of its CSI@K12 solution, which will deliver a groundbreaking, enterprise-class email and collaboration solution for K-12 educational institutions. CSI Technology Outfitters CEO, Nancy Hedrick, and Kirk Gregersen, Senior Director at Microsoft announced the agreement, outlining a shared vision of robust, and regulatory compliant, enterprise-class email and collaboration offering for teachers, administrators, students and parents throughout the United States.

Under the terms of the agreement, CSI will be delivering a next generation, instructional communications management solution that addresses the key needs and requirements of the K-12 market. This new solution is powered by the Live@edu Services and SharePoint Platform, which provide an enterprise-class engine for CSI@K12 and leverages CSI’s deep experience and identity management products already available in the K-12 market. The CSI@K12 offering will be eligible for E-Rate reimbursement. The E-Rate program provides discounts to assist most schools and libraries in the United States (and U.S. territories) to obtain affordable telecommunications and Internet access.

Web based technologies are increasingly being used as a tool to enhance the education process. Teacher to student communication, group communication with and among students and parents, as well as delivering information in a broad-based, rapid fashion are all being enabled. This adoption of technology creates new and unique challenges for school systems, whose needs have evolved to be on par with other enterprise-customers for safe, secure, easily managed and regulatory-compliant environments. Limited school budgets and IT resources add to these challenges.

“School districts today are working to deliver highly collaborative learning environments,” said Hedrick. “CSI@K12 will not only help enable those environments, but give the user community an infrastructure that is available when they need it, as they need it, provide the protections and security that learners require, and enable teachers, students, and parents to enhance the complete learning experience.”

“Microsoft Live@edu services provides schools a complete set of communication and collaboration services to connect students, educators and alumni while also giving our partners the ability to build custom solutions to meet the specific needs and requirements of schools,” Gregersen added. The CSI@K12 solution is a prime example as it further extends the ability for schools to manage the learning experience securely and effectively.”

This announcement builds on the existing work both CSI and Microsoft are doing by optimizing access to enterprise class e-mail and collaboration tools. In addition to the capabilities of email and collaboration tools such as personalized email, full featured calendar services, task and contact management, anywhere access via the worldwide web, 10GB Inbox, collaborative workspaces, and integration with Microsoft Office provided by Live@edu services, CSI@K12 adds a number of important features including:

•	Meeting all regulatory compliance for CIPA/COPPA/FERPA

•	Eligible for E-Rate reimbursement

•	Inbox archiving

•	Flesh tone filtering

•	Auditable end user training for safe adoption and use

•	Simplified control and management facilities that limit needs for IT expertise

About Computer Software Innovations, Inc.

CSI provides software and technology solutions to public sector markets. The CSI 21st Century Connected School solution has established the company as a major technology provider to the southeast education market. The CSI 21st Century Connected School is a seamless integration of instruction, collaboration, and network solutions that has been a significant factor in doubling company revenue in the past two years to over $58 million and increasing education revenue contribution to approximately 90% of total revenue. The CSI solution portfolio encompasses proprietary accounting software specialized for the public sector, lesson planning and identity lifecycle management software, SharePoint development, network infrastructure and end device solutions, IP telephony and IP convergence applications, network management solutions and services, and interactive classroom technologies. More information about CSI (OTC BB:CSWI.OB—News) is available at www.csioutfitters.com.

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Contacts:

Company Contact: David Dechant

Computer Software Innovations, Inc.

(864) 855-3900

ddechant@csioutfitters.com

Investor Contact: Daniel Conway

DC Consulting, LLC

(407)792-3332

Daniel@dcconsultingllc.com